EXHIBIT 15.2

KPMG Audit A division of KPMG S.A. Tour EQHO 2 avenue Gambetta CS 60055 92066 Paris La Défense Cedex France	ERNST & YOUNG Audit 1/2, place des Saisons 92400 Courbevoie - Paris-La Défense 1 France S.A.S. à capital variable

TOTAL S.A.

Consent of independent registered public accounting firms

We consent to the references to our firms under the heading “Selected Financial Data” in the December 31, 2019 annual report on Form 20-F of TOTAL S.A. and to the incorporation by reference of our reports dated March 18, 2020, with respect to the consolidated balance sheets of TOTAL S.A. and subsidiaries as at December 31, 2019, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash-flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2019 (our report thereon refers to the change in TOTAL S.A.’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 “Leases”), and the effectiveness of internal control over financial reporting as at December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of TOTAL S.A., in the following registration statements:

(i)	the Registration Statement on Form S-8 (File no. 333-183144) of TOTAL S.A., filed with the SEC on August 8, 2012;

(ii)

the Registration Statement on Form F-3 (Files no. 333-224307, 333-224307-01, 333-224307-02 and 333-224307-03) of TOTAL S.A., Total Capital International, Total Capital Canada Ltd. and Total Capital, filed with the SEC on April 17, 2018; and

(iii)	the Registration Statement on Form S-8 (file no. 333-229950) of TOTAL S.A., filed with the SEC on February 28, 2019.

Paris-La Défense, March 18, 2020

KPMG Audit, A division of KPMG S.A.		ERNST & YOUNG Audit

/s/ JACQUES-FRANÇOIS LETHU	/s/ ERIC JACQUET	/s/ ERNST & YOUNG Audit
Jacques-François Lethu Partner	Eric Jacquet Partner	ERNST & YOUNG Audit